ARISTON CAPITAL MANAGEMENT LETTERHEAD

September 12, 2005

Letter Agreement

To:	Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the ACM Convertible Securities Fund (the “Fund”) pursuant to the Management Agreement initially approved by the Board of Trustees on December 18, 2002 (the “Agreement”).

Effective January 1, 2006 through December 31, 2006, we hereby agree to waive our advisory fee and/or reimburse the Fund’s operating expenses, but only to the extent necessary to maintain the Fund’s total annual operating expenses, not including any 12b-1 fees, brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses, at 2.25% of its average daily net assets for the period.

Very truly yours,

ARISTON CAPITAL MANAGEMENT    CORPORATION

By: /s/ Richard R. Russell
Richard B. Russell, President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: /s/ Anthony J. Ghoston

Anthony J. Ghoston, President

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